TRANSFER AGENCY SERVICES AGREEMENT

ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

and

CITI FUND SERVICES OHIO, INC.

TABLE OF CONTENTS

1. DEFINITIONS

2. SERVICES AND RELATED TERMS AND CONDITIONS

3. INSTRUCTIONS

4. COMPLIANCE WITH LAWS; ADVICE

5. COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

6. SCOPE OF RESPONSIBILITY

7. INDEMNITY

8. FEES AND EXPENSES

9. REPRESENTATIONS

10. TERM AND TERMINATION

11. GOVERNING LAW AND ARBITRATION

12. MISCELLANEOUS
13.

_________________

Schedule 1                                Definitions

Schedule 2                                Services

Schedule 3                                Dependencies

Schedule 4                                Fees and Expenses

Schedule 5                                List of Funds

THIS TRANSFER AGENCY SERVICES AGREEMENT is made on April 1, 2015, by and between Allianz Variable Insurance Products Fund of Funds Trust, a Delaware statutory trust, (the “Client”) and Citi Fund Services Ohio, Inc., an Ohio corporation with its primary place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (the “Service Provider” and, with the Client, the “Parties”).

1.	DEFINITIONS

Schedu1e 1 contains capitalized terms that have the meanings set forth therein.  Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth herein.

2.	SERVICES AND RELATED TERMS AND CONDITIONS

(A)
Services.  The Services are described in Schedule 2 (the “Services Schedule”).  The Service Provider will perform the Services in accordance with and subject to the terms of this Agreement starting on the Effective Date and ending on the final day of the Term.  The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day.

(B)
Service Changes.  The Service Provider will be obliged to perform only those Services set forth in the Services Schedule.  The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to an amendment to the Services Schedule.  The Service Provider will reasonably accommodate requests to change the Services that the Service Provider determines in good faith to be non-material taking into account the effort and costs required to effect the requested change; the Client recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect.  Any change to the Services agreed by the Service Provider (a “Service Change”) will be set forth in an amendment to the Services Schedule signed by both Parties; each such amendment will specify (i) the timeline and dependencies, and the parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change.  The foregoing process is the “Change Control Process.”

(C)
Provision of Information; Cooperation.  In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause each other agent or current or immediately preceding service provider to the Client to provide, to the Service Provider the information (and in such reasonable medium) that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any Organic Documents, Offering Documents and Policies and Procedures of the Client and any amendments thereto.  Client requests to make a material change to the Services necessitated by a change to the Client’s Organic Documents, Offering Documents or such Policies and Procedures or a change in applicable Law will be effective only upon execution by the parties of an amendment to the Services Schedule, as contemplated by the Change Control Process.

(D)
Dependencies.  Without prejudice to Section 6(B), the Service Provider will not be liable to the Client or any other Person for any failure to provide any Service in the following circumstances: (i) if any Dependency set forth in Schedule 3 is not met through no fault of the Service Provider; (ii) if the failure is at the written request or with the written consent of an Authorized Person; (iii) if any Law to which the Service Provider is subject prohibits or limits the performance of the Services; and/or (iv) if the failure results from a Force Majeure Event.

Notwithstanding the foregoing, the Service Provider will nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(D) subsist, provided that the Client will reimburse the Service Provider for any extraordinary costs (relative to the costs that it would have incurred in the ordinary course of providing the Services, assuming such failure or inability had not so occurred) to the extent that they have been reasonably incurred or agreed in advance between the Parties.  For purposes hereof, “Force Majeure Event” means any event due to any cause beyond the reasonable control of the

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Service Provider or, as applicable, any Administrative Support Provider, such as unavailability of communications systems or pricing information, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market.  The Service Provider will use reasonable efforts to minimize the adverse effects to the Client of any Force Majeure Event.

(E)	Information and Data Sources; Liability for Third Parties. For purposes of this Agreement:

(i)
as between the Client and the Service Provider, the Client is responsible for the accuracy and completeness of (A) the information contained in the Organic Documents, Offering Documents and any Policies and Procedures submitted to the Service Provider pursuant to Section 2(C) above and (B) any data submitted to the Service Provider for processing by the Client or its employees, agents and subcontractors (other than the Service Provider), general and limited partners (if any) and predecessor service providers, including information and data submitted by (1) any investment adviser providing services or acting for the benefit of the Client (“Investment Advisers”) or (2) any intermediaries or distributors, or their agents, acting for the benefit of the Client or its Customers (“Intermediaries”).  The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth in the Fee Schedule;

(ii)
Subject to Sections 2(D) and 6, the Service Provider is responsible for the accuracy and completeness of any data prepared and/or produced by the Service Provider or its employees, agents or subcontractors (other than Non-Discretionary Subcontractors);

(iii)
the Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy of any data supplied by, (A) securities pricing services, (B) clearance or settlement systems, (C) custodians that hold the assets of the Client or its Customers (“Custodians”), (D) any Persons specified in Section (E)(i) above, (E) any Persons who possess information about Client or its Customers reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, agents of Investment Advisers, Intermediaries, or Custodians; and (F) third parties engaged by the Service Provider at the request of the Client to provide services to or for the benefit of the Client or its Customers (“Non-Discretionary Subcontractors”), and such Persons will not be considered agents or subcontractors of the Service Provider for purposes of this Agreement; and

(iv)
the Service Provider is permitted to appoint agents and subcontractors to perform any of the duties of the Service Provider under this Agreement (“Administrative Support Providers”).  The Service Provider will use reasonable care in the selection and continued appointment of Administrative Support Providers.

(F)
Other Services and Activities.  The Client acknowledges that Service Provider and its affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to other Persons.  Because the Service Provider may be prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such affiliates in the course of providing such services, neither the Service Provider nor such affiliates will be required or expected under this Agreement to do so.  Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Client is authorized to invest (for itself or its Customers), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

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3.	INSTRUCTIONS

(A)
Medium of Transmission.  Instructions may be transmitted manually or through any electronic medium, as agreed by the Parties or, absent such agreement, consistent with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction in which the Service Provider performs services under this Agreement.

(B)
Security Procedures.  The Client will comply with reasonable security procedures designed by the Service Provider to verify the origination of Instructions (the “Security Procedures”).  The Service Provider’s sole obligation will be to comply with what is contained in the Security Procedures to establish the identity or authority of any Authorized Person to send any Instruction. The Service Provider is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client.  The Service Provider may act on an Instruction if it reasonably believes it contains sufficient information.

(C)
Requests for Instructions.  The Service Provider may request Instructions from an Authorized Person and may refuse to act if such refusal is permitted by this Agreement or otherwise reasonable under the circumstances, including when the Service Provider reasonably doubts the contents, authorization, origination or compliance with any Security Procedures or applicable Law of an Instruction, and will promptly notify the Client of its decision.

(D)
Reliance.  The Service Provider may rely on the authority of each Authorized Person until the Service Provider has received notice acceptable to it of any change from the Client or any other Authorized Person and the Service Provider has had a reasonable time to act (after which time it may rely on the change).  The Service Provider may assume that any Instruction does not conflict with any Law or the Organic Documents or Offering Documents applicable to the Client.

(E)
Cut Off Times.  The Service Provider is only obligated to act on Instructions received prior to applicable cut-off times on a Business Day.   Instructions are to be given in the English language unless the Service Provider otherwise agrees in writing.

(F)
Deemed Delivery Unless shown to have been received earlier, such notice, instruction or other instrument shall be deemed to have been delivered, in the case of personal delivery, at the time it is left at the premises of the Party, in the case of a registered letter at the expiration of five (5) business days after posting and, in the case of fax or electronic means, immediately on dispatch; provided that, if any document is sent by fax or electronic means outside normal business hours, it shall be deemed to have been received at the next time after delivery when normal business hours commence.  Evidence that the notice, instruction, or other instrument was properly addressed, stamped, and put into the post shall be conclusive evidence of posting.  In proving the service of notice sent by fax or electronic means it shall be sufficient to prove that the fax or electronic communication was properly transmitted.

4.	COMPLIANCE WITH LAWS; ADVICE

(A)
Compliance.  The Service Provider will comply in all material respects with all Laws that it is subject to.  The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services.  The Service Provider will comply in all material respects with all Laws applicable to the subject matter of the Services to the extent set forth in the Services Schedule.  Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law.

(B)
No Fiduciary etc.  The Service Provider is not, under this Agreement, (i) acting as, and is not required to take any action that would require licensing or registration as, a fiduciary, an investment adviser, a certified public accountant, or a broker or dealer; or (ii) providing investment, legal or tax advice to the Client or any other Person or acting as the Fund’s independent accountants or auditors.

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(C)
Laws Applicable to the Client.  Except as specifically set forth in the Services Schedule, the Service Provider assumes no responsibility for compliance by the Client with any Laws applicable to the Client; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for compliance by the Client or the Service Provider with the Laws of any jurisdiction other than those governing this Agreement, as described in Section 11(A) of this Agreement.

(D)
Advice of Experts.  About any matter related to the Services, the Service Provider may seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party).  The Service Provider will not be liable if it relies on advice of reputable counsel or independent accountants.

5.	COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

(A)
Communications and Statements.  Communications, notices and invoices from the Service Provider may be sent or made available by electronic form and not in hard copy.  The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report (a “Report”) and, in any case, within sixty (60) days from the date on which the Report is sent or made available to the Client.  Reports to which the Client has not objected within this time period will be deemed accepted by the Client.

(B)
Records and Access.  Subject to applicable Law, the Service Provider will allow the Client and its independent public accountants, agents or regulators reasonable access to and copies of those records of the Client maintained by the Service Provider and relating to the Services (“Client Records”) as are reasonably requested by the Client in connection with an examination of the books and records pertaining to the affairs of the Client, and will seek to obtain such access from each agent or subcontractor of the Service Provider that maintains Client Records.  Upon termination of this Agreement, the Service Provider will provide a copy of Client Records to the Client, as described in Section 10(C)(ii), and the Service Provider may retain archival copies of Client Records.

(C)
Confidentiality.  The Service Provider will maintain reasonable controls consistent with, and shall treat, all Confidential Information related to the Client as confidential. The Client, on behalf of itself and on behalf of its employees, agents, subcontractors and Customers, authorizes the transfer or disclosure of any Confidential Information relating to the Client to and between the subsidiaries, representative offices, affiliates and Administrative Support Providers of the Service Provider and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of the Services (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information (i) to the applicable Customer and the Customer’s accountants, (ii) to the Client’s Investment Advisers, Intermediaries, Custodians and other service providers, (iii) to the Client’s tax authorities and applicable regulators incident to the delivery of any tax filing or reporting services provided under this Agreement, and (iv) as required by any Governmental Authority or pursuant to applicable Law.

(D)	Proprietary Information.

(i)
The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by the Service Provider and/or its affiliates or Administrative Support Provider constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Service Provider or each such third party.  The Client agrees to treat all Proprietary Information as proprietary to the Service Provider or such third parties and further agrees that it will not divulge any Proprietary Information or Confidential Information related to Service Provider Organization to any Person or organization or use such information for any purpose, except to receive the Services or as may be specifically permitted under this Agreement or as required under applicable Law. To whatever extent necessary to carry out its business, the Client is permitted to divulge Proprietary Information and

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Confidential Information to its trustees, officers, employees, agents, consultants, Investment Adviser, subadvisers, Custodian, distributor, Customers, and to any Governmental Authority, and otherwise as may be required by any applicable Law.

(ii)
Without limitation of the obligations of the Service Provider under Section 5(C), the Service Provider acknowledges that any Customer list and all information related to Customers furnished to or maintained by the Service Provider in connection with this Agreement (collectively, “Customer Data”), the unique investment methods utilized by a Client (“Investment Methods”) and the identities of the portfolio holdings at any time and from time to time of the Client (“Portfolio Data”) constitute proprietary information of substantial value to the Client.  The Service Provider agrees to treat, and to require its employees and Administrative Support Providers to treat, all Customer Data, Investment Methods and Portfolio Data as proprietary to the Client and further agrees that it will not divulge any Customer Data, Investment Methods or Portfolio Data to any Person or organization without the Client’s written consent, except as may be specifically permitted under this Agreement.

(E)
Use of Name.  Without the written consent of the Client, the Service Provider may use the name of the Client only (A) to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services and (B) in client lists used for marketing purposes.  Subject to the foregoing, neither Party will publicly display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of the Service Provider or any subsidiary of the Service Provider without prior written approval from the Service Provider or the subsidiary concerned or as required under applicable Law.

(F)
Communications to Customers.  Except to the extent required under applicable Law, without the written approval of the Service Provider, the Client will not use the name of the Service Provider or describe the Services or the terms or conditions of this Agreement in any communication or document intended for distribution to any Customer in connection with the offering or sale by the Client of securities, products or services (an “Offering Document”); nor will the Client amend any such references to the Service Provider or the terms or conditions of this Agreement in any Offering Document that has been previously approved by the Service Provider without the Service Provider’s written approval.  The Service Provider will not unreasonably withhold, condition or delay any of the foregoing requested approvals.   If the Services include the distribution by the Service Provider of notices or statements to Customers, the Service Provider may, upon advance notice to the Client, include reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon; if Customer notices are not sent by the Service Provider but rather by the Client or some other Person, the Client will reasonably cooperate with any request by Service Provider to include such notices.

(G)
Privacy.  Service Provider acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”).  Service Provider agrees: (i) not to disclose or use such information except as required to carry out Service Provider's duties under this Agreement or as otherwise permitted by law in its ordinary course of business, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

6.	SCOPE OF RESPONSIBILITY.

(A)
Standard of Care.  The Service Provider will perform its obligations with reasonable care as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the “Standard of Care”).  The Service Provider will cause each Administrative Support Provider to perform with reasonable care as determined in accordance with such standards.

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(B)
Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary (including Section 6(A)), (i) the Service Provider will not be liable to the Client for any damages or losses save for those resulting from the willful default, fraud or gross negligence of the Service Provider or any Administrative Support Provider, and (ii) the Service Provider’s liability will be subject to the limitations set forth below.

(C)	Limitations on Liability.

(i)
The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in the Services Schedule.  The Service Provider will have no implied duties or obligations.  Each Party shall mitigate damages for which the other Party may become responsible hereunder.

(ii)
The Client understands and agrees that (i) the obligations and duties of the Service Provider in this Agreement are not obligations or duties of any other member of the Service Provider Organization and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, or as otherwise provided in this Agreement, do not extend to any other member of the Service Provider Organization.

(iii)
Except as provided in this Agreement with regard to Administrative Support Providers, the Service Provider is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any Investment Advisers, Custodians, Intermediaries, Non-Discretionary Subcontractors or any other Person described in Section 2(E)(iii), provided, however, the Service Provider is subject to the Standard of Care with respect to the selection and supervision of Administrative Support Providers.

(iv)
EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SERVICE PROVIDER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE CLIENT OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT.  SERVICE PROVIDER DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(v)
Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to Service Provider under this Agreement, including what was paid for transfer agency services under the prior Amended and Restated Services Agreement between the Parties dated November 1, 2006, as amended, during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred, provided, however, that this limitation shall not apply in the case of willful default, fraud or gross negligence of the Service Provider or any Administrative Support Provider.

(D)	MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

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7.	INDEMNITY.

(A)
Indemnity by the Client.  The Client will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”)  for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

(i)
this Agreement, except any Loss resulting from the willful default, fraud or gross negligence of the Service Provider or any Administrative Support Provider, in each case in connection with the Services; or

(ii)
any alleged untrue statement of a material fact contained in any Offering Document of the Client or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider or any Administrative Support Provider specifically for use in the Offering Document.

(B)
Notification, Participation; Indemnitor Consent.  Upon the assertion of a claim for which the Client may be required to indemnify any Indemnitee, the Indemnitee must promptly notify the Client of such assertion, and will keep the Client advised with respect to all developments concerning such claim.  The Client will have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee.  The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Client may be required to indemnify it except with the Client’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding Section 7(A) hereof, in the event the Indemnitee has not secured such consent the Client will have no obligation to indemnify the Indemnitee.

8.	FEES AND EXPENSES

(A)
Fee Schedule.  The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of Schedule 4 (the “Fee Schedule”), together with any other amounts payable to the Service Provider under this Agreement.  For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services to, any Investment Adviser, Custodian, Non-Discretionary Subcontractor, Intermediary or any other Person listed or described in the Fee Schedule.

(B)
Taxes. The Service Provider shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client or any Customer, excluding taxes, if any, assessed against the Service Provider related to its income or assets.  The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Schedule (if any).

9.	REPRESENTATIONS

(A)	General. The Client and the Service Provider each represents at the date this Agreement is entered into and any Service is used or provided that:

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(i)	It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)	It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)
This Agreement is duly authorized and signed and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

(iv)	Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)
Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

(vi)	Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(B)	Client. The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

(i)
Where it acts as an agent on behalf of any of its own Customers, whether or not expressly identified to the Service Provider from time to time, any such Customers will not be customers or indirect customers of the Service Provider;

(ii)	It has not relied on any oral or written representation made by the Service Provider or any person on its behalf other than those contained in this Agreement;

(iii)
Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any affiliate of the Service Provider or any customers of the Service Provider or such affiliates may from time to time invest in or through the Client; and

(iv)	This Agreement has been presented to, reviewed and approved by the Board of Directors or Trustees of the Funds (collectively, the “Board”).

(C)	Service Provider. The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

(i)	it has commercially reasonable data security and business continuity controls and plans; and

(ii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

10.	TERM AND TERMINATION

(A)
Term.  This Agreement will begin on the Effective Date and have an initial term of three years from the Effective Date (the “Initial Term”).  Thereafter, unless otherwise terminated pursuant to Section 10(B), this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”).

(B)	Termination. Subject to Section 10(C):

(i)	The Client may terminate this Agreement at any time, for any reason, upon written notice to the Service Provider, with Liquidated Damages due as set forth in Section 10(C)(i).

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(ii)

(iii)
Either Party may terminate this Agreement for any reason, by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable).

(iv)
Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other Party has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

(v)	This Agreement may be further terminated with cause by either Party immediately upon written notice to the other Party in the event of:

(a)
the winding up of or the appointment of an examiner or receiver or liquidator to the other Party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(b)	the other Party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

(C)	Termination-related Obligations. Related to termination of this Agreement:

(i)
If the Client has terminated this Agreement without cause during the Initial Term or any Rollover Period, the Client will make a one-time cash payment to Service Provider, as liquidated damages for such default, in an amount equal to the balance that would be due Service Provider for its services under this Agreement during the lesser of (x) the balance of the Initial Term or any applicable Rollover Period, as the case may be, or (y) 12 months, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by Service Provider for each month would be based upon the average fees payable to Service Provider monthly during the 12 months before the date of termination (“Liquidated Damages”).  In the event that the Client is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by Service Provider pursuant to this Agreement, the liquidated damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial.  Any Liquidated Damages amount payable to Service Provider will be payable on or before the date of termination.  Inasmuch as a default by Client will cause substantial damages to Service Provider and because of the difficulty of estimating the damages that will result, the Parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to Service Provider and that this sum is agreed to as liquidated damages and not as a penalty.

(ii)
Upon any termination, for whatever reason, the Service Provider will, at the expense and direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records, subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder, including any Liquidated Damages.  If by the termination date the Client has not given Instructions to deliver the Client Records, the Service Provider will keep the Client Records for up to twelve calendar months until the Client provides Instructions to deliver the Client Records, provided that the Service Provider will be entitled to receive from the Client then-standard fees for maintaining the Client Records, including costs associated with administration of the records.  Service Provider shall be entitled to destroy the Client Records if: (a) Client has not given Instructions to

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deliver the Client Records at the end of twelve calendar months after termination or (b) if Client has not paid fees for maintaining such Client Records within thirty days of notice of such unpaid fees.  The Service Provider will provide no other services to or for the benefit of the Client or any successor service provider in connection with the termination or expiration of this Agreement unless specifically agreed in writing by the Service Provider or as set forth in the Services Schedule.

(D)	Surviving Terms. The rights and obligations contained in Sections 2(D), 2(E), 5(A), 5(C)-(F), 6-8, and 10-12 of this Agreement will survive the termination of this Agreement.

11.	GOVERNING LAW AND ARBITRATION

(A)
Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”). To the extent that the applicable laws of the State of New York, or any provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the provisions of the 1940 Act shall prevail.

(B)
Arbitration.  To the extent permitted by applicable law, each Party agrees that any controversy arising out of or relating to this Agreement or the Services provided hereunder, shall be resolved by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules.  Should any dispute be arbitrated, judgment upon any award rendered by the arbitrator(s) in such proceeding may be entered in any in, any state or federal court of competent jurisdiction located in the Borough of Manhattan, New York City.

(C)
Sovereign Immunity.  The Client and the Service Provider each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

12.	MISCELLANEOUS

(A)
Entire Agreement; Amendments.  This Agreement consists exclusively of this document together with any schedules and supersedes any prior agreement related to the subject matter hereof, whether oral or written. In case of inconsistency between the terms of this Agreement and the terms of any Schedule, appendix of exhibit hereto, the terms of this Agreement will prevail, provided that in the case of an inconsistency between this Agreement and the Service Schedule, the terms of the Service Schedule will prevail.   Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider.  For the avoidance of doubt, this Agreement does not supersede or amend that Services Agreement or that PFO Services Agreement between the Client and Citi Fund Services Ohio, Inc., each dated as of January 1, 2015.

(B)
Severability.  If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

(C)
Waiver of Rights.  Subject to Section 5(A), no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right.  Any waiver of any right will be limited to the specific instance.  The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

(D)
Recordings.  The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

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(E)
Assignment.  No Party may assign any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment to a subsidiary or affiliate. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Service Provider may assign and delegate its rights and obligations under this Agreement to SunGard Investor Services LLC, a Delaware limited liability company, or any of its affiliates (collectively, “SunGard”) subject to and effective upon the closing of the transfer by the Service Provider and affiliates of the Service Provider of the Service Provider’s U.S. transfer agency business (the “Transaction”), as contemplated by that certain Transfer Agreement dated as of December 19, 2014, by and between an affiliate of the Service Provider and SunGard.  The Service Provider will give the Client not less than five (5) business days’ notice of the intended effective time of the Transaction (the “Effective Time”).   In connection with such assignment, the Client agrees (on behalf of itself and its affiliates) (i) that SunGard shall have no liability or obligation arising out of or in connection with this Agreement for any action or omission of the Service Provider or any of its affiliates relating to or occurring at any time prior to the Effective Time; and (ii) the Service Provider shall have no liability or obligation arising out of or in connection with this Agreement for any action or omission of SunGard or any of its affiliates relating to or occurring at any time after the Effective Time.

(F)	Headings. Titles to Sections of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(G)	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

(H)	Third Party Beneficiaries or Joint Venture. There are no third party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

(I)
Certain Communications.  The Client hereby acknowledges that it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner and accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Citi Fund Services Ohio, Inc.	Allianz Variable Insurance Products Fund of Funds Trust

By:  /s/ Jay Martin                                                        By:  /s/ Brian Muench

Name:  Jay Martin                                                        Name:  Brian Muench

Title:   President                                                        Title:   President

Date:   3-18-15                                                        Date:   February 19, 2015

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Schedule 1 to Services Agreement

Definitions

“Administrative Support Provider” has the meaning set forth in Section 2(E)(iv) of the Agreement.

“affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.  Notwithstanding the foregoing, the U.S. Government shall not be deemed to be an affiliate of Service Provider.

“Business Day” means any day on which the NYSE is open for business.

“Agreement” means the Services Agreement to which this Schedule 1 is attached and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

“Authorized Person” means the Client or any Person authorized by the Client to act on its behalf in the performance of any act, discretion or duty under the Agreement (including, for the avoidance of doubt, any officer or employee of such Person) in a notice reasonably acceptable to the Service Provider.

“Change Control Process” has the meaning set forth in Section 2(B) of the Agreement.

“Client Records” has the meaning set forth in Section 5(B) of the Agreement.

“Client” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context will require otherwise.

“Confidential Information” includes all tangible and intangible information and materials being disclosed in connection with this Agreement by one of the Parties (“Disclosing Party”) to the other Party (“Receiving Party”), in any form or medium (and without regard to whether the information is owned by a Party or by a third party), that satisfy at least one of the following criteria:

(i)           information related to the Disclosing Party’s, its affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, Proprietary Information, technology, software, systems data or other proprietary or confidential business or technical information;

(ii)           information designated as confidential in writing by the Disclosing Party or information that the Receiving Party should reasonably know to be information that is of a confidential or proprietary nature; or

(iii)           any information derived from, or developed by reference to or use of, any information described in the preceding clauses (i) and (ii).

provided, however, that, notwithstanding the foregoing, the following will not be considered Confidential Information: (A) information that is disclosed to the Receiving Party without any obligation of confidentiality by a third person who has a right to make such disclosure; (B) information that is or becomes publicly known without violation of this Agreement by the Receiving Party; or (C) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

 “Custodian” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Customer Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Customer” means any Person to whom the Client sells, directly or indirectly, securities, products or services the sale or servicing of which are supported by the Services provided under the Agreement.

“Dependencies” has the meaning set forth in Schedule 3 to the Agreement.

“Effective Date” means the date first set forth on page 1 of the Agreement.

Schedule 1 to Services Agreement
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“Fee Schedule” means Schedule 4 to the Agreement.

“Force Majeure Event” has the meaning set forth in Section 2(D) of the Agreement.

“Governmental Authority” means any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnitee” has the meaning set forth in Section 7(A) of the Agreement

“Initial Term” has the meaning set forth in Section 10(A) of the Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Service Provider.

“Intermediary” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Adviser” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Methods” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Laws” means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof.

“Liquidated Damages” has the meaning set forth in Section 10(C)(i) of the Agreement.

“Loss” has the meaning set forth in Section 7 of the Agreement.

“Non-Discretionary Subcontractors” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Offering Document” has the meaning set forth in Section 5(F) of the Agreement.

“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

“Parties” means the Client and the Service Provider.

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

“Portfolio Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Proprietary Information” has the meaning set forth in Section 5(D)(i) of the Agreement.

“Report” has the meaning set forth in Section 5(A) of the Agreement.

“Rollover Periods” has the meaning set forth in Section 10(A) of the Agreement.

“Security Procedures” has the meaning set forth in Section 3(B) of the Agreement.

“Service Change” has the meaning set forth in Section 2(B) of the Agreement.

“Service Provider” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

“Service Provider Organization” means Service Provider’s ultimate parent and any company or other entity of which Service Provider’s ultimate parent is directly or indirectly a shareholder, member or owner.  For purposes of this Agreement, each branch of Service Provider’s ultimate parent will be a separate member of the Service Provider Organization.

“Services Schedule” means Schedule 2 to the Agreement.

“Services” means the services set forth in Schedule 2 to the Agreement.

Schedule 1 to Services Agreement
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“Standard of Care” has the meaning set forth in Section 6(A) of the Agreement.

“Term” means the period between the Effective Date and the date this Agreement is terminated.

Schedule 1 to Services Agreement
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Schedule 2 to Services Agreement -- Services
Transfer Agency Services

I.         Services

1.	Shareholder Transactions

(a)	Process shareholder purchase and redemption orders.

(b)	Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

(c)	Issue confirmations for purchases, redemptions and other confirmable transactions.

(d)	Issue periodic statements for shareholders.

(e)	Process transfers and exchanges.

(f)	Process dividend payments, including the purchase of new shares, through dividend reimbursement.

(g)	Where applicable, process redemption fee as stated in the Fund Prospectus.

(h)	Provide personnel to respond to telephone inquiries from shareholders and prospective shareholders.

2.	Shareholder Information Services

(a)	Produce detailed history of transactions through duplicate or special order statements upon request.

(b)	Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders, upon request.

3.	Compliance Reporting

(a)	Provide reports to the Securities and Exchange Commission and the states in which the Fund is registered.

(b)	Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

(c)	Issue tax withholding reports to the Internal Revenue Service.

4.	Dealer/Load Processing (if applicable)

(a)	Where appropriate information is provided, process purchases made under the rights of accumulation or a Letter of Intent privileges at the appropriate breakpoint.

(b)	Calculate fees due under 12b-1 plans for distribution and marketing expenses.

(c)	Provide for payment of commission on direct shareholder purchases in a load fund.

5.	Shareholder Account Maintenance

(a)	Maintain all shareholder records for each account in the Client.

(b)	Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

(c)	Record shareholder account information changes.

(d)	Maintain account documentation files for each shareholder.

Schedule 2 to Services Agreement
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6.	Anti-Money Laundering Services

In each case consistent with and as required or permitted by the written anti-money laundering program (“AML Program”) of the Client:
(a)	Where appropriate and information is available, take reasonable measures to verify shareholder identity upon opening new accounts.

(b)
Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required information to the SEC, the U.S. Treasury Department, the Internal Revenue Service or each agency’s designated agent.

(c)	Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts.

(d)
Maintain records or other documentation related to shareholder accounts and transactions that are required to be prepared and maintained pursuant to the Client’s AML Program, and make the same available the Client, the individual appointed as the Client’s anti-money laundering compliance officer (“AML Compliance Officer”), the Client’s auditors and regulatory or law enforcement authorities.

(e)	Review Shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control.

II.         Notes and Conditions Related to Transfer Agency Services

1.
The Client shall establish in its name any bank accounts, including direct deposit account(s), settlement accounts, etc., necessary or appropriate for Service Provider to perform the transfer agency services provided hereunder.  The Client shall also obtain overdraft (daylight and overnight) facilities and other services with respect to the accounts as it deems appropriate to effect shareholder, NSCC and custody settlement.  The Client grants Service Provider, as the Client’s agent, the power and authority to facilitate the set-up of such accounts on behalf of the Client with such bank or banks as are acceptable to the Client.  In addition, the Client authorizes Service Provider, who may appoint its employees, to instruct the bank(s) and the Custodian regarding the movement of money into, out of and between the Client’s accounts and shall provide such bank or banks with all instructions and authorizations necessary for Service Provider to effect such money movements.

2.
Service Provider may require any or all of the following in connection with the original issue of Shares: (a) Instructions requesting the issuance, (b) evidence that the Board has authorized the issuance, (c) any required funds for the payment of any original issue tax applicable to such Shares, and (d) an opinion of the counsel to the Client about the legality and validity of the issuance.

3.
Shares shall be issued in accordance with the terms of a Fund’s or Class’ Prospectus after Service Provider or its agent receives either of the following, in each case in good order and with such additional items or materials as may be required by the Client’s Procedures, Service Provider’s operational procedures and/or Service Provider’s AML Program:

(i)           (A) an instruction directing investment in a Fund or Class, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or

(ii)           the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

4.
If the Client fails to settle any trade of Shares (a “settlement failure”) transacted over the FundServ network maintained by the National Securities Clearing Corporation (“NSCC”), the Client shall, prior to one hour before the next settlement of Shares, (i) notify Service Provider about the settlement failure and (ii) provide Service Provider with a description of the specific remedial and prospective actions proposed to be taken by

Schedule 2 to Services Agreement
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the Client in order to remedy such settlement failure and avoid any settlement failures in the future (a “remediation plan”).  If (i) the Client fails to notify Service Provider about a settlement failure on a timely basis and (ii) the Client fails to deliver the remediation plan on a timely basis, or (iii) the remediation plan is inadequate (in Service Provider's reasonable opinion), then, upon written notice to the Client, Service Provider may terminate the performance of any NSCC services rendered to the Client hereunder immediately and without penalty.

5.
If Service Provider is or, in Service Provider’s reasonable opinion, Service Provider may be subject to any disciplinary action by the NSCC, including, but not limited to fine or censure, expulsion, suspension, limitation of or restriction on activities, functions, and operations (collectively, an “NSCC sanction”) as a result of the activities of the Client or its respective agents, then Service Provider may, in its sole discretion, demand, in writing, that the Client provide Service Provider with adequate assurances specifying any remedial and prospective actions to be taken in order to remedy or avoid an NSCC sanction.  If the Client does not, within seven (7) days of such demand provide adequate assurances satisfactory to Service Provider in response to any NSCC sanction, then, upon written notice to the Client, Service Provider may terminate the performance of any NSCC related services rendered to the Client under this Agreement immediately and without penalty.

6.
Notwithstanding the foregoing, Service Provider may terminate the performance of any NSCC related services rendered to the Client under this Agreement immediately and without penalty upon written notice to the Client if Service Provider is subject to more than one NSCC sanction by the NSCC during the term of this Agreement.

7.
The Client acknowledges receipt of a copy of Service Provider’s policy related to the acceptance of trades for prior day processing (the “Service Provider As-of Trading Policy”). Service Provider may amend Service Provider As-of Trading Policy from time to time in its sole discretion, but will provide notice to the Client of such amendment.  Service Provider may apply Service Provider As-of Trading Policy whenever applicable, unless Service Provider agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Client and furnished to Service Provider by the Client.

8.
The Client acknowledges and agrees that deviations requested by the Client from Service Provider’s written transfer agent compliance procedures (“Exceptions”) may involve operational and compliance risks, including a substantial risk of loss.  Service Provider may in its sole discretion determine whether to permit an Exception.  Exceptions must be requested in writing and shall be deemed to remain effective until the Client revokes the Exception request in writing.  Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Service Provider acts in good faith, Service Provider shall have no liability for any loss, liability, expenses or damages to the Client or any Shareholder resulting from such an Exception.

9.	Client represents and warrants that:
(a)
(i) by virtue of its Charter, Shares that are redeemed by the Client may be resold by the Client and (ii) all Shares that are offered to the public are covered by an effective registration statement under the Securities Act of 1933, as amended and the 1940 Act.

(b)
(i) The Client has adopted the AML Program, which has been provided to Service Provider and the Client’s AML Compliance Officer,  (ii) the AML Program has been reasonably designed to facilitate Compliance by the Client with applicable anti-money laundering Laws and regulations (collectively, the “Applicable AML Laws”) in all relevant respects, (iii) the AML Program and the designation of the AML Compliance Officer have been approved by the Board, (iv) the delegation of certain services thereunder to Service Provider, as provided in Schedule 2 of this Agreement, has been approved by the Board, and (v) the Client will submit any material amendments to the AML Program to Service Provider for Service Provider’s review and consent prior to adoption.

10.	Service Provider shall have no obligation to take cognizance hereunder of laws relating to the sale of the Funds’ shares.

Schedule 2 to Services Agreement
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11.           The Client hereby acknowledges and consents to the Service Provider processing redemptions of Shares of the Client's money market Funds (or any Funds using amortized cost to maintain a stable net asset value) received in good order throughout each Business Day using a net asset value of $1.00 per Share and releasing redemption wires for the proceeds of such redemptions prior to the Fund's stated valuation time.  The Client will hold the Service Provider harmless from any losses incurred by the Client which are caused by such redemptions being processed at an anticipated net asset value of $1.00 per Share.

Schedule 2 to Services Agreement
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Schedule 3 to Services Agreement

Dependencies

The Service Provider’s delivery of the Services is dependent upon:

(A)
The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing information and, as applicable, Instructions to the Service Provider promptly, accurately and in agreed formats and by agreed media.

(B)	The Client and its employees, agents, subcontractors and predecessor service providers cooperating where reasonably required with the Service Provider.

(C)	The communications systems operated by the Client and third parties (other than Administrative Support Providers) in respect of activities that interface with the Services remaining fully operational.

(D)
The authority, accuracy, truth and completeness of any information or data provided by the Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider by Persons for whom the Service Provider is not responsible under the Agreement.

(E)
The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing the Service Provider with any reasonable assistance and cooperation requested by the Service Provider in connection with the management and resolution of discrepancies requiring escalation between the Parties.

(F)	The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(G)
The Client and any third parties that are not the agents or employees of the Service Provider meeting their respective responsibilities, as set forth in the Agreement and, with respect to such third parties, as listed in the Services Schedule or agreed by the Client or such third parties from time to time, including applicable cut-off times.

Schedule 3 to Services Agreement
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Schedule 4 to Services Agreement

Fee Schedule

1.           FEES

The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder.  All fees shall be aggregated and paid monthly.

Annual Fees:

Base Fee                                           $55,000
Per Account (Open & Closed)                                                                $20.00

2.           Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A. Reimbursement of Expenses.  The Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

(i)	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;
(ii)
All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by Service Provider in communication with the Client or the Client’s investment adviser or custodian, dealers, or others as required for Service Provider to perform the Services;

(iii)	The cost of obtaining security and issuer information;
(iv)	The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;
(v)
Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

(vi)	All copy charges;
(vii)	Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;
(viii)	All systems-related expenses associated with the provision of special reports;
(ix)	NSCC charges and Depository Trust & Clearing Corporation charges
(x)	The cost of tax data services;
(xi)
Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and

(xii)	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

B. Miscellaneous Service Fees and Charges.  In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)	A fee for managing and overseeing the report, print and mail functions performed by Service Provider’s third-party vendors, not to exceed $.04 per page for statements and $.03 per page

Schedule 4 to Services Agreement
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(ii)	for confirmations; fees for pre-approved programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour;
(iii)
System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(iv)	Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;
(v)	Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;
(vi)	Expenses associated with the tracking of “as-of trades”, billed at the rate of $50 per hour, as approved by the Client;
(vi)	Charges for the pricing information obtained from third party vendors for use in pricing the securities and other investments of the Fund's portfolio;
(vii)	Expenses associated with Service Provider’s anti-fraud procedures as it pertains to new account review;
(viii)	The Client’s portion of SSAE 16 (or any similar report) expenses, to the extent applicable;
(ix)	Check and payment processing fees; and
(x)	Costs of rating agency services.

3.           Annual Fee Increase:

Commencing on the one-year anniversary of the Effective Date and annually thereafter, with written notice to the Client at least 90 days prior to the annual contract anniversary, the Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published.  Service Provider shall provide Client with 60 days written notice prior to an increase, with the understanding that such notice shall not include the amount of the increase as such amount will not be known.

Schedule 4 to Services Agreement
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Schedule 5 to Services Agreement

List of Funds

AZL Balanced Index Strategy Fund
AZL Growth Index Strategy Fund
AZL MVP Balanced Index Strategy Fund
AZL MVP BlackRock Global Allocation Fund
AZL MVP Franklin Templeton Founding Strategy Plus Fund
AZL MVP Fusion Balanced Fund
AZL MVP Fusion Conservative Fund
AZL MVP Fusion Growth Fund
AZL MVP Fusion Moderate Fund
AZL MVP Growth Index Strategy Fund
AZL MVP Invesco Equity and Income Fund
AZL MVP T. Rowe Price Capital Appreciation Fund

Schedule 5 to Services Agreement
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